Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Account Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–6561 6886 ext 807
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Technology Establishes
Special Committee to Evaluate “Going Private” Proposal

Beijing, China – February 23, 2012, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo” or the “Company”), a leading provider of comprehensive intelligent transportation systems in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today announced that it has established a special committee (the “Special Committee”) to consider the proposal received by its board of directors from its Chairman and Chief Executive Officer, Mr. Shudong Xia ("Mr. Xia") on February 19, 2012, and to evaluate any additional proposal that Mr. Xia may make. In that proposal, Mr. Xia stated that he intends to acquire all of the outstanding shares of common stock of China TransInfo not currently owned by him in a going private transaction. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Xia or any other transaction will be approved or consummated.

The Special Committee is composed of the following independent directors of the Company: Mr. Xingming Zhang, Mr. Zhongsu Chen, Mr. Dan Liu and Mr. Walter Teh Ming Kwauk. The Special Committee has elected Mr. Xingming Zhang as its chairman. The Special Committee was directed to consider any proposal made by Mr. Xia and his affiliates, if any, and the Special Committee has the authority to retain independent legal and financial advisors to assist it.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.